Exhibit 99

Contact:  Richard Russack                        FOR IMMEDIATE RELEASE
          (817) 352-6425


                     BURLINGTON NORTHERN SANTA FE REPORTS
               IMPROVED FOURTH QUARTER, FULL YEAR 1996 RESULTS

          Fourth quarter net income of $244 million or $1.56 per share, up 20 percent from $203 million or $1.32 per share a year ago.

          Fourth quarter operating income was $469 million, $57 million or 14% higher.

          Quarterly operating ratio improved 2.7 points to 77.6 percent.

          Net income of $889 million or $5.70 per share for the year ended December 31, 1996, up 21 percent.

     FORT WORTH, TEXAS, January 21, 1997 -- Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported fourth quarter 1996 net income of $244 million, or $1.56 per share, compared with adjusted fourth quarter 1995 net income of $203 million or $1.32 per share. The 1995 net income was adjusted to exclude the effect of a $587 million pre-tax merger, severance and asset charge, and a $6 million after-tax charge for early retirement of debt. Including these items, BNSF reported a fourth quarter 1995 net loss of $166 million or $1.19 per share.

     Revenues of $2.09 billion for the fourth quarter 1996 were $5 million higher than the fourth quarter 1995. Intermodal revenues of $555 million increased $31 million, or 6 percent, primarily as a result of continued growth in the direct, international and truckload segments. Agricultural commodities revenues declined $35 million, or 10 percent, because of a decline in wheat exports compared with a year ago. Coal and merchandise revenues were up very slightly from 1995 levels.

                                    -more-



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     Fourth quarter 1996 operating expenses were $1.62 billion, $52 million below adjusted 1995. Compensation and benefits expense declined $58 million to $622 million as a result of fewer salaried employees and related costs. Material and other expenses of $188 million declined $36 million due to merger benefits and other initiatives. These expense reductions were partially offset by a $29 million increase in fuel expense principally reflecting a 19 percent increase in the cost per gallon.

     "In spite of a flat fourth quarter 1996 revenues, substantially higher fuel expenses and severe weather problems, fourth quarter operating income improved 14 percent over 1995, "said Robert D. Krebs, BNSF president and chief executive officer. "This demonstrates the benefits we have derived from merger synergies and other cost initiatives.

     "The severe winter weather has continued through January and has been significantly impacting operations," Krebs pointed out. "As a result, we have incurred additional expenses and currently we expect revenues could be off $25 million or more for the month compared with a year ago. Since we are only a couple of weeks into the first quarter, it is too early to forecast the full extent to which these factors will impact our first quarter 1997 results."

     Net non-operating expenses of $6 million were $3 million higher than 1995 due to BNSF's portion of a litigation charge attributable to its 44 percent interest in a pipeline partnership.

     FULL YEAR 1996 RESULTS

     BNSF net income for the year ended December 31, 1996 was $889 million, or $5.70 per share, compared with pro forma 1995 net income of $733 million, or $4.77 per share. Revenues for the year were $8.19 billion, up slightly from the $8.15 billion reported for the comparable 1995 period.

                                    -more-

     Operating expenses of $6.44 billion for 1996 declined 3 percent from comparable 1995 expenses. Compensation and benefits and purchased services decreased by a combined $173 million as a result of employee reductions and other merger synergies. Material and other operating expenses decreased $97 million due to various cost initiatives and lower personal injury expenses. These decreases were partially offset by increases in fuel, equipment rents and depreciation and amortization expense. Fuel expense was $64 million higher than 1995 reflecting an 11 percent increase in cost per gallon.

     Operating income increased 14 percent to $1.75 billion for the year, compared with pro forma 1995 operating income of $1.53 billion. The operating ratio was lowered to 78.6 percent for 1996 from 81.2 percent for 1995 on a comparable basis.

     Through it subsidiaries, Burlington Northern Santa Fe owns one of the largest railroad networks in the United States, with more than 31,000 route miles covering 27 states and two Canadian provinces.

Consolidated Financial Statements follow.



Burlington Northern Santa Fe Corporation
Consolidated Statement of Income
(Unaudited.  In millions, except per share data)


                                               Three Months Ended
                                                 December 31,
                                                   Adjusted  As Reported
                                          1996       1995        1995


Revenues                                    $2,092   $2,087   $2,087

Operating Expenses
Compensation and benefits                      622      680      680
Purchased services                             225      220      220
Depreciation and amortization                  195      190      190
Equipment rents                                191      188      188
Fuel                                           202      173      173
Materials and other                            188      224      224
Merger, severance and asset charge               -        -      587
                                            -------  -------  -------

Total Operating Expenses                     1,623    1,675    2,262
                                            -------  -------  -------

Operating Income (Loss)                        469      412     (175)
Interest Expense                                77       75       75
Other Income (Expense) - Net                    (6)      (3)      (3)
                                            -------  -------  -------

Income (Loss) Before Income Taxes              386      334     (253)
Income Tax Expense (Benefit)                   142      131      (93)
                                            -------  -------  -------

Income (Loss) Before Extraordinary Charge      244      203     (160)

Extraordinary Charge on Early Retirement
of Debt, Net of Income Taxes                     -        -       (6)
                                            -------  -------  -------


Net Income (Loss)                           $  244   $  203   $ (166)
                                            =======  =======  =======

Net Income (Loss) Per Common Share

Income (Loss) Before Extraordinary Charge   $ 1.56   $ 1.32   $(1.15)

Extraordinary Charge                             -        -    (0.04)
                                            -------  -------  -------

Net Income (Loss) Per Common Share          $ 1.56   $ 1.32   $(1.19)
                                            =======  =======  =======

Average Shares Outstanding (in millions)     156.8    154.6    143.2
                                            =======  =======  =======

Statement Explanation

1995 adjusted amounts exclude the merger, severance and asset charge and extraordinary charge and related per share effect. Certain 1995 amounts have been reclassified to conform with current period presentation.



Burlington Northern Santa Fe Corporation
Consolidated Statement of Income
(Unaudited.  In millions, except per share data)

                                                 Twelve Months
                                               Ended December 31,
                                                      Pro      As
                                                     Forma  Reported
                                             1996     1995    1995


Revenues                                    $8,187   $8,150  $6,163

Operating Expenses
Compensation and benefits                    2,561    2,708   2,067
Purchased services                             866      892     593
Depreciation and amortization                  760      747     520
Equipment rents                                736      721     540
Fuel                                           727      663     480
Materials and other                            789      886     702
Merger, severance and asset charge               -        -     735
                                            -------  ------  -------

Total Operating Expenses                     6,439    6,617   5,637
                                            -------  ------  -------

Operating Income                             1,748    1,533     526
Interest Expense                               301      340     220
Other Income (Expense) - Net                    (7)       1      28
                                            -------  ------  -------

Income Before Income Taxes                   1,440    1,194     334
Income Tax Expense                             551      461     136
                                            -------  ------  -------

Income Before Extraordinary Charge
  and Cumulative Effect of Change in
  Accounting Method                            889      733     198

Extraordinary Charge on Early Retirement
of Debt, Net of Income Taxes                     -        -      (6)

Cumulative Effect of Change in Accounting
Method, Net of Income Taxes                      -        -    (100)
                                            -------  ------  -------


Net Income                                  $  889   $  733  $   92
                                            =======  ======  =======

Net Income Per Common Share

Income Before Extraordinary Charge and
 Change in Accounting                       $ 5.70   $ 4.77  $ 1.66

Extraordinary Charge                             -        -   (0.05)

Change in Accounting                             -        -   (0.94)
                                            -------  ------  -------

Net Income Per Common Share                 $ 5.70   $ 4.77  $ 0.67
                                            =======  ======  =======

Average Shares Outstanding (in millions)     156.0    153.6   106.7
                                            =======  ======  =======

Statement Explanation

1995 pro forma amounts represent the historical results from operations of BNI and SFP, adjusted to exclude special items, and include the effects of purchase accounting. 1995 as reported amounts represent BNI historical results and SFP results for the period September 22, 1995 through December 31, 1995. Certain 1995 amounts have been reclassified to conform to current period presentation.



Burlington Northern Santa Fe Corporation
(Unaudited.In millions)

                                       December 31,  December 31,
                                           1996        1995
Condensed Consolidated Balance Sheet

Assets

Cash and cash equivalents                   $    47  $    50
Other current assets                          1,284    1,214
                                            -------  -------
Total current assets                          1,331    1,264

Properties and other assets                  18,515   17,005
                                            -------  -------

Total Assets                                $19,846  $18,269
                                            =======  =======

Liabilities and Stockholders' Equity

Current liabilities                         $ 2,311  $ 2,369
Long-term debt and commercial paper           4,546    4,153
Deferred taxes                                4,729    4,233
Other liabilities                             2,279    2,477
Stockholders' equity                          5,981    5,037
                                            -------  -------

Total Liabilities and Stockholders' Equity  $19,846  $18,269
                                            =======  =======

Statement Explanation

Represents BNSF amounts for each period.






                                        Three Months       Twelve Months
                                      Ended December 31,  Ended December 31,
                                          1996    1995     1996     1995

Condensed Consolidated Statement of Cash Flows


Cash Provided by Operating Activities    $ 638   $ 544   $ 1,871   $1,416
Cash Used for Capital Expenditures        (881)   (297)   (2,234)    (890)
Net Proceeds (Repayments) of Borrowings    301    (215)      445      118
Dividends Paid                             (45)    (32)     (184)    (129)
Proceeds from Stock Options                 17      13       118       25
Purchase of SFP, Net of Cash Acquired        -       -         -     (488)
Cash Used for Other Activities             (17)    (25)      (19)     (29)
                                         ------  ------  --------  -------

Increase (Decrease) in Cash and Cash
  Equivalents                            $  13   $ (12)  $    (3)  $   23
                                         ======  ======  ========  =======

Statement Explanation

1996 amounts represent results of BNSF. 1995 amounts represent BNI historical results and SFP results for the period September 22, 1995 through December 31, 1995.



Burlington Northern Santa Fe Corporation
Supplemental Data
(Unaudited)

                                       Three Months          Twelve Months
                                      Ended December 31,   Ended December 31,
                                         1996     1995        1996     1995
Revenues (In millions)

Intermodal                             $   555   $   524   $ 2,088   $ 2,000
Coal                                       485       480     1,973     1,962
Agricultural Commodities                   326       361     1,170     1,290
Chemicals                                  187       181       765       712
Forest Products                            137       138       555       557
Consumer and Food Products                 117       121       469       486
Metals                                      97        98       413       397
Automotive                                  99       102       397       398
Minerals and Ores                           81        79       319       313
                                       --------  --------  --------  --------
Total Freight Revenue                    2,084     2,084     8,149     8,115
Other Revenue                                8         3        38        35
                                       --------  --------  --------  --------

Total Revenues                         $ 2,092   $ 2,087   $ 8,187   $ 8,150
                                       ========  ========  ========  ========


Operating ratio                           77.6%     80.3%     78.6%     81.2%
Revenue ton miles (billions)             104.5     104.1     411.1     409.4
Freight revenue per thousand revenue
  ton mile                             $ 19.95   $ 20.01   $ 19.82   $ 19.82
Cars/Units (thousands)                   1,774     1,796     6,992     7,103
Average revenue per car/unit           $ 1,175   $ 1,160   $ 1,165   $ 1,142
Employees (average)                     43,121    45,099    43,737    45,655

Statement Explanation

Amounts represent combined BNI and SFP results for all periods.